Exhibit 5.1

March 10, 2011

Cbeyond, Inc.

320 Interstate Parkway, Suite 300

Atlanta, Georgia 30339

Re:	Registration Statement on Form S-8 (File No. 333- ); 746,337 shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

This letter provides an opinion regarding Cbeyond, Inc.’s (the “Company”) filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the proposed issuance by the Company of 746,337 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the 2005 Equity Incentive Award Plan (the “2005 Plan”). I furnish this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed in this letter as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated in this letter with respect to the issue of the Shares.

In my capacity as Vice President and General Counsel of the Company, I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for purposes of this opinion, have assumed such proceedings will be completed in a timely manner and in the manner presently proposed. In preparing this opinion, I made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records and instruments, as I have deemed necessary or appropriate for purposes of this opinion.

In my examination, I assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as copies.

Subject to the foregoing, it is my opinion that, as of the date of this letter, the Shares have been duly authorized and, when issued and delivered pursuant to the 2005 Plan and when the Registration Statement shall have become effective, will be legally issued and will be fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement. You may rely upon this opinion, as may others who are entitled to rely upon it pursuant to applicable provisions of the Act. I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to me contained under the heading “Interests of Named Experts and Counsel.” In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ William Weber William Weber
Vice President and General Counsel of Cbeyond, Inc.